FOR IMMEDIATE RELEASE
        DECEMBER 5, 1996

                                           Media Contact:  Robert Fort
                                           (757) 629-2714

        NORFOLK SOUTHERN CALLS CONRAIL CLAIMS FRIVOLOUS

        NORFOLK, VA - Norfolk Southern Corporation issued the following statement in response to the counterclaims filed today in the U.S. District Court for the Eastern District of Pennsylvania by Conrail and CSX Corporation. The response is based on a joint statement issued by Conrail and CSX:

        "The Conrail/CSX claims are frivolous -- an obvious attempt to divert attention away from the fact that the CSX/Conrail deal remains inferior to Norfolk Southern's better offer of $110 a share in cash. If they really believe that Norfolk Southern is not serious about buying Conrail, as they have alleged, then they should remove the barriers they put up and we'll find out quickly that their claims are nothing more than total fabrication."

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